UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2024

Adial Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-38323	82-3074668
(Commission File Number)	(IRS Employer Identification No.)

4870 Sadler Road, Ste 300

Glen Allen, VA 23060

(Address of principal executive offices and zip code)

(804) 487-8196

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	ADIL	The Nasdaq Stock Market LLC ((Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2024, Adial Pharmaceuticals, Inc. (the “Company”) entered into a Separation Agreement and Release, dated November 1, 2024 (the “Separation Agreement”), with Joseph Truluck, the Company’s Chief Financial Officer. Pursuant to the Separation Agreement, Mr. Truluck will receive: (i) from November 1, 2024 through December 31, 2024, 100% of his current base salary during which period he would serve until November 15, 2024 as the Company’s Chief Financial Officer and thereafter as a consultant to the Company, (ii) from January 1, 2025 through March 31, 2025, 50% of his current base salary as a consultant to the Company and (iii) from and after March 31, 2025, $350 an hour as a consultant to the Company on an as needed basis.

The Separation Agreement contains a general release of all claims against the Company and its current and former officers, directors, employees and agents, and a non-disparagement clause relating to the Company or any released party.

The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On November 1, 2024, the Company’s board of directors effective November 16, 2024 appointed Vinay Shah, age 61, as the Company’s Chief Financial Officer.

Vinay Shah served as the Chief Financial Officer of Virpax Pharmaceuticals, Inc. (NASDAQ: VRPX) from June 2023 until October 2024 and as the Chief Financial Officer of Aravive, Inc. from October 2018 until June 2022. Mr. Shah also served as the Chief Financial Officer of Aravive Biologics, Inc. from 2010 until June 2022, initially as a consultant and from 2017 as an employee. Mr. Shah brings more than 20 years of financial management experience in the medical device and biopharmaceutical industries to our company. From 2008 until 2016, he served in various positions at Pacira Pharmaceuticals Inc., a specialty pharmaceutical company, including Executive Director of Finance and Executive Director of Strategy Analytics, initially as a consultant and since 2010 as an employee. Before Pacira Pharmaceuticals Inc., Mr. Shah worked for Cardinal Health’s medical device group in various finance management positions. The group was subsequently consolidated and spun off as CareFusion and then sold to Becton, Dickinson and Company. His prior work experience includes positions at Pricewaterhouse Coopers LLP and KPMG in India and the Middle East. Mr. Shah received a Bachelor of Commerce degree from Ranchi University in India. He is a Chartered Accountant from the Institute of Chartered Accountants in India and has an MBA from W.P. Carey School of Business at Arizona State University.

In connection with his appointment, the Company entered into an employment agreement with Mr. Shah (the “Shah Employment Agreement”) to employ Mr. Shah as the Company’s Chief Financial Officer for a three-year term effective November 16, 2024 at an annual base salary of $315,000, with a discretionary bonus of up to 30% of his base salary upon achievement of objectives as may be determined by the Company’s board of directors. The Employment Agreement provides that Mr. Shah will be eligible to receive a grant of stock options for 40,000 shares of common stock pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”), with the vesting terms, number of shares underlying the option and other terms of the grant to be determined at the discretion of the Company’s Board of Directors (subject to the shares being available in the Plan at the time of the grant), six (6) months’ severance for a without cause termination of employment and twelve (12) months’ severance for a without cause termination of employment following a change of control of the Company.

There are no family relationships between Mr. Shah and any of the Company’s directors or executive officers. In addition, except as set forth above, Mr. Shah is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Shah Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Shah Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement between Adial Pharmaceuticals, Inc. and Joseph Truluck, dated November 1, 2024
10.2	Employment Agreement between Adial Pharmaceuticals, Inc. and Vinah Shah, dated November 1, 2024
99.1	Press Release issued by Adial Pharmaceuticals, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2024	ADIAL PHARMACEUTICALS, INC.

	By:	/s/ Cary J. Claiborne
	Name:	Cary J. Claiborne
	Title:	President and Chief Executive Officer

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